Exhibit 5.1

Rezolve AI Limited 3rd Floor 80 New Bond Street London W1S 1SB United Kingdom		Taylor Wessing LLP 5 New Street Square London EC4A 3TW Tel +44 (0)20 7300 7000 Fax +44 (0)20 7300 7100 DX 41 London www.taylorwessing.com

BY EMAIL ONLY

Date	Our reference	Your reference
[•] 2024	REZ3.U38

Dear Sirs

PRIVATE AND CONFIDENTIAL – Legal opinion on Form F-4 of Rezolve AI Limited

1.	Introduction

1.1

We have acted for Rezolve AI Limited, a private limited company incorporated under the laws of England and Wales (to be re-registered as a public limited company prior to completion of the Merger (as defined below) (the “Company”), as its legal advisers as to English law in connection with the agreement and plan of merger dated 17 December 2021, as amended on 10 November 2022 and further amended and restated from time to time between the Company, Rezolve Limited, a private limited company organised under the laws of England and Wales, Rezolve Merger Sub, Inc., a Delaware corporation (“Rezolve Merger Sub”) and Armada Acquisition Corp. I, a Delaware corporation (“Armada”) (the “Business Combination Agreement”) providing for among other things (i) the proposed merger of Armada with and into Rezolve Merger Sub, with Armada continuing as the surviving entity (the “Merger”) such that after completion of the Merger, Armada will become a wholly owned subsidiary of the Company; (ii) the loan by Armada all of its remaining cash in the Trust Account (as defined therein) to the Company in exchange for a promissory note, to enable the Company to fund working capital and transaction expenses.

1.2	Capitalised terms used in this letter which are not defined herein shall have the same meaning as those referred to in the Business Combination Agreement, unless the context otherwise requires.

1.3	As consideration for the Merger:

(a)

each outstanding unit consisting of one share of Armada’s common stock with a per share par value of $0.0001 (an “Armada Share”) and one-half of one warrant to purchase one Armada Share (“Armada Warrant”) (together being an “Armada Unit”) issued and outstanding immediately prior to the Merger Effective Time shall be cancelled in exchange for one (1) Company Share and one half of a warrant to purchase one Company Share (a “Company Warrant”) and if any holder has any entitlement to a fraction of a Company Share or Company Warrant upon the exchange of all the Armada Units so held by him then that fraction shall be rounded down;

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(b)

each Armada Share issued and outstanding immediately prior to the Merger Effective Time shall be cancelled in exchange for one (1) Company Share and if any holder has any entitlement to a fraction of a Company Share upon the exchange of all the Armada Shares so held by him then that fraction shall be rounded down; and

(c)

each Armada Warrant issued and outstanding immediately prior to the Merger Effective Time shall be exchanged for one (1) Company Warrant (or fraction thereof, as applicable and if any holder has any entitlement to a fraction of a Company Public Warrant upon the exchange of all the Armada Warrants so held by him then that fraction shall be rounded down) and shall thereupon be deemed terminated and no longer outstanding.

1.4

From and after the Merger Effective Time, all Armada Shares, Armada Units and Armada Warrants shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of an Armada Share, Armada Unit or Armada Warrant shall cease to have any rights with respect thereto, which shall have been exchanged in accordance with paragraph 1.3 above.

1.5

Continental Stock Transfer & Trust Company (or an affiliate thereof) shall be replaced by Computershare Investor Services PLC (the “Exchange Agent”) who shall be appointed pursuant to the terms of the the Warrant Assignment and Amendment Agreement to facilitate the transactions described in this paragraph 1.3

1.6

This opinion is being furnished in connection with the preparation and filing of the Company’s registration statement on Form F-4 (the “Registration Statement”), the initial draft of which was filed on 16 June 2023 by the Company with the US Securities and Exchange Commission (“SEC”) under the United States Securities Act of 1933 (as amended) (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”).

1.7	It is intended that an application will be made for the Company Ordinary Shares in the capital of the Company to be admitted to trading on The Nasdaq Stock Market LLC (“Nasdaq”).

1.8

In connection with the proposed issuance of Company Ordinary Shares in accordance with terms of the Business Combination Agreement (including, without limitation, the proposed exchange of securities pursuant to paragraph 1.3), we have been asked to provide an opinion on certain matters, as set out below.

2.	Documents examined

2.1	For the purposes of giving this opinion, we have examined copies of the following documents:

(a)	the Business Combination Agreement;

(b)

a certificate of the Company dated [•] (the “Certificate”) relating to certain factual matters and having annexed thereto copies (certified by a director of the Company as being true, accurate, complete and up-to-date in each case) of the following documents:

(i)	the Company’s certificate of incorporation;

(ii)	the Company’s articles of association;

(iii)

the minutes of a meeting of the board of directors of the Company held on 9 June 2023 at which it was resolved, inter alia, to approve the Merger and the filing of the Registration Statement with the SEC;

(iv)

the draft minutes of the board of directors of the Company at which it is intended to be resolved that, among other things, the Company Ordinary Shares and Company Warrants being issued (conditional upon the shareholders resolutions of the Company described in 2.1(b)(vi) below being passed),;

(v)	the resolutions to be proposed to the shareholders of the Company at a general meeting to be convened on or around [•] for the purpose of, inter alia:

(A)	by ordinary resolution, authorising the board of directors to allot the Company Ordinary Shares and Company Warrants in accordance with section 551 of the Companies Act 2006 (the “Companies Act”);

(B)	by special resolution, dis-applying pre-emption rights in respect of the issue of Company Ordinary Shares and Company Warrants in accordance with section 561 of the Companies Act; and

(C)	by special resolution, amending the Company’s articles of association,

(the minutes and resolutions described in 2.1(b)(iii)-(v) (inclusive) are collectively referred to herein as the “Corporate Approvals”);

(c)	the warrant agreement dated August 12, 2021 between Armada and the Exchange Agent, as warrant agent (the “Armada Warrant Agreement”) constituting the Armada Warrants;

(d)

the draft form of warrant instrument to be entered into by the Company and [Computershare Investor Services PLC] (the “Company Warrant Instrument”), constituting the Company Warrants which is governed by New York law;

(e)

(f)	the draft form of the Warrant Assignment and Amendment Agreement regarding the exchange of the Armada Warrants for the Company Warrants which is governed by New York law; and

(g)	a copy of the Registration Statement in the form filed with the SEC on 9 June 2023, as amended through the date hereof.

2.2	For the purposes of giving this opinion, we have made the following enquiries:

(a)	on [•] at [•] [a.m. / p.m.] we carried out an online search of the register maintained by the Registrar of Companies in England and Wales in respect of the Company (the “Company Search”); and

(b)

on [•] at [•] [a.m. / p.m.] we carried out a search in respect of the Company of the Central Registry of Winding-Up Petitions (the “Central Registry Enquiry” and, together with the Company Search, the “Searches”), and reviewed the information we received from our agents from the Searches (the “Search Results”).

2.3

For the purposes of giving this opinion, we have only examined and relied on those documents referred to in paragraphs 2.1(a) – (g) (inclusive), carried out the Searches on the dates and at the times specified, and reviewed the Search Results. We have made no other enquiries concerning the Company or any other matter in connection with the giving of this opinion.

3.	Documents examined

3.1	For the purposes of giving this opinion we have assumed (without carrying out any independent investigation or verification in respect of such assumptions) that:

(a)	all signatures, seals and stamps on all documents (including copy documents) examined by us are genuine, complete and accurate;

(b)	in respect of all documents submitted to us electronically through an email signature platform (such as Adobe Sign or DocuSign):

(i)

such documents have been signed electronically and are not “advanced electronic signatures” or “qualified electronic signatures” (each as defined in Regulation (EU) No 910/2014 (the “eIDAS Regulation”));

(ii)

where applicable, the documents have been duly witnessed by witnesses who were physically present when such documents were signed electronically, and each such witness duly observed the act of signing and was aware at that time that he/she was witnessing that signatory’s signature;

(c)	each individual who signs as, or otherwise claims to be, an officer of the Company is the individual he claims to be and holds the office he claims to hold;

(d)

all documents submitted to us as original are authentic and complete and all documents submitted to us in electronic form or as certified photocopies or facsimile transmitted copies or other copies of original documents conform to the originals and that the originals from which such copies were taken were authentic and complete;

(e)

all documents, including the constitutional documents, which we have reviewed are in force and remain accurate, up-to-date and have not been amended, terminated or rescinded, or any provisions thereof varied or waived;

(f)	all documents set out in paragraph 2.1 as having been reviewed by us have been or will be duly executed and, where applicable, delivered on behalf of the parties thereto;

(g)

the Company Warrant Instrument and the Warrant Assignment and Amendment Agreement are valid and binding and have been duly executed by the Company (except to the extent governed by English law) and the other parties thereto;

(h)

the Certificate and all documents annexed thereto, as listed in paragraph 2.1(b)(iii) – (v) (inclusive), are all the relevant minutes and resolutions of the directors and shareholders of the Company relating to the approval of the Merger by the Company, and necessary for completion of all of the transactions contemplated by the Business Combination Agreement;

(i)

the Registration Statement will have become effective in accordance with its terms (and will remain effective on each date of the allotment and issue of the Company Ordinary Shares) (the “Allotment Dates”);

(j)

the information disclosed by the Searches is complete, accurate and up-to-date, will remain so as at each Allotment Date and included all information which should properly have been disclosed by those Searches; and no step will be taken to wind-up, strike off or dissolve the Company or to place the Company into administration and no receiver will be appointed over or in respect of the assets of the Company, nor will any analogous procedure or step be taken in any jurisdiction which (in either case) has or have not been revealed by the Searches;

(k)

in relation to each of the meetings referred to in paragraph 2.1(b)(iii) and paragraph 2.1(b)(iv), all resolutions passed at those meetings have not been or will not be revoked or withdrawn prior to the Allotment Dates;

(l)

in relation to the meeting referred to in paragraph 2.1(b)(v), it will be duly convened, constituted and held in accordance with all applicable laws and regulations; that a duly qualified quorum of directors will be present throughout such meeting and vote in favour of the resolutions and that, in accordance with the Companies Act and each other applicable statutory provision and the articles of association of the Company, all directors of the Company will declare their interest in the matters to be discussed at that meeting of a committee of the board of directors and that such directors will be duly allowed to count in the quorum; that no resolutions passed at such meeting will be amended, withdrawn or revoked prior each Allotment Date; and that the draft minutes (or a close variation thereof) provided in the Certificate will be signed as a record of the meeting that took place;

(m)

in relation to the written resolutions of the shareholders of the Company referred to in paragraph 2.1(b)(vi) are envisaged to vote in favour of the resolutions referred to in paragraph 2.1(b)(vi) and that such resolutions will not be amended, withdrawn or revoked prior to each Allotment Date;

(n)	on each Allotment Date, the Company will comply with all applicable laws to allot and issue the Company Ordinary Shares;

(o)	any conditionality on the authority to allot and issue the Company Ordinary Shares will be satisfied or waived by the relevant parties;

(p)

the directors of the Company have acted in good faith and have complied, and will continue to comply, with their duties under the Companies Act and all applicable laws in approving the matters set out in the minutes of each of the meetings referenced in paragraphs 2.1(b)(iii)-(v) (inclusive), and all transactions contemplated thereby;

(q)

no party will, by reasons of the transactions contemplated by the Corporate Approvals, be in breach of any of their respective obligations under any other agreement, licence, authorisation, consent or similar document or injunction or other court order against or affecting the Company;

(r)

all documents provided to us in draft form prior to the execution of this opinion will, when duly executed by the parties thereto, be in substantially the form examined by us prior to issuing this opinion; and

(s)

the Company is not, nor will be, engaging in criminal, misleading or deceptive conduct, or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose which might render any transaction contemplated by the Corporate Approvals or any associated activity illegal, void, voidable or unenforceable.

4.	Opinion

4.1

Based on the documents referred to in paragraph 2, and subject to the assumptions contained in paragraph 3 and to the qualifications contained in paragraph 5, and to any matters not disclosed to us, it is our opinion that:

(a)

upon the allotment of the Company Ordinary Shares in accordance with the Business Combination Agreement, the entry of the names of the appropriate persons in the Company’s register of members in respect of the applicable numbers of Company Ordinary Shares, and the admission of those Company Ordinary Shares to trading on Nasdaq, the Company Ordinary Shares will be duly and validly issued, credited as fully paid up and not subject to any call for the payment of further capital; and

(b)

upon the closing of the meeting of the board of directors referenced in paragraph 2.1(b)(iv), all necessary corporate action on the part of the Company will have been taken under English law to authorise the exchange of the Armada Warrants for the Company Warrants and, to the extent governed by English law, the execution of the Company Warrant Instrument and the Warrant Assignment and Amendment Agreement..

This opinion is strictly limited to the matters expressly stated in this paragraph 4 and is not to be construed as extending by implication to any other matter.

5.	Qualifications

5.1	The opinion set out in paragraph 4 is subject to the following qualifications:

(a)

the records of the Registrar of Companies and the Central Registry of Winding-Up Petitions may not be complete or up-to-date. In particular, the Central Registry of Winding-Up Petitions may not contain details of administration applications filed, or appointments recorded in, or orders made by, district registries and county courts outside London. Searches at Companies House and the Central Registry of Winding-Up Petitions are not capable of revealing whether or not a winding-up petition or a petition for the making of an administration order has been presented an, further, notice of a winding-up order or resolution, notice of an administration order and notice of the appointment of a receiver may not be filed at Companies House immediately and there may be a delay in the relevant notice appearing on the file of the company concerned;

(b)

our opinion relates only to (a) the Company Ordinary Shares allotted and issued pursuant to the Business Combination Agreement and (b) the Company Warrants. We express no opinion in respect of any other securities of the Company; and

(c)

we express no opinion as to matters of United Kingdom taxation or any liability to tax which may arise or be incurred as a result of or in connection with the Merger and/or the Business Combination Agreement or the transactions contemplated thereby, the allotment and issue of the Company Ordinary Shares, or as to tax matters generally.

6.	Law

6.1

This opinion is confined to matters of English law as applied by the English courts as the date of this opinion. We express no opinion as to the terms of the Company Warrant Instrument nor as to the terms of the Warrant Assignment and Amendment Agreement both of which are governed by New York law nor as to the terms of any other documents governed by any law other than English law.

6.2

This opinion and any non-contractual obligations connected with it are given on the basis that they will be governed by and construed in accordance with English law and the English courts shall have exclusive jurisdiction in respect of any disputes or other matters that arise out of or in connection with them.

6.3

We express no opinion on, and have taken no account of, the laws or regulations of any jurisdiction other than England and Wales. We express no opinion on the effect of documents governed by laws other than English law.

7.	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under section 7 of the Securities Act or the Rules.

Yours sincerely

Taylor Wessing LLP